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                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of October 19, 1999 between HEALTHCARE RECOVERIES, INC. (the "Company"), a Delaware corporation") and TIMOTHY E. CAHILL ("Employee"), a resident of the State of Illinois.

                     I. STATEMENT OF BACKGROUND INFORMATION

     The Company provides recovery services for healthcare payors and assists healthcare payors in recovering the cost or reasonable value of healthcare benefits provided to persons who are injured under circumstances where a third party is ultimately responsible for such healthcare benefits (the "Business");

     The Company desires to employ Employee in an executive position, and Employee desires to accept such employment.

                           II. STATEMENT OF AGREEMENT

     In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the parties hereto hereby agree as follows:

     1. Employment. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement. For purposes of Sections 6, 7 and 8 of this Agreement, "employment" shall mean any period of time during the term hereof which the Company is paying the Employee salary under Section 5(a) of this Agreement, whether or not the Employee is currently performing services for the Company at the time of such payment. For all other purposes under this Agreement, "employment" shall have its customary meaning.

     2. Duties of Employee. Employee agrees to perform and discharge the duties which may be assigned to Employee from time to time by the Company to the reasonable satisfaction of the Company. Employee also agrees to comply with all of the Company's policies, standards and regulations and to follow the reasonable instructions and directives of Employee's superiors within the Company, as promulgated by the Officers of the Company. Employee will devote substantially all of Employee's time, attention and energies to the Business and Employee will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, other than business and professional activities which do not violate Sections 7 and 8 of this Agreement and involve a time commitment by Employee which is reasonably acceptable to the Company. Employee's principal place of employment shall be the Company's headquarters in Louisville, Kentucky, and the Company agrees that Employee's principal place of employment will not be relocated outside of 50 miles of its current site.

     This Section will not be construed to prevent Employee from (a) investing personal assets in businesses which do not compete with the Company in such form or manner that will not require any services on the part of Employee in the operation or affairs if the companies in which such investments are made and in which Employee's participation is solely that of investor; (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, any class of any such corporation engaged in a business competitive with that of the Company; or (c) participating in conferences, preparing and publishing papers or books or teaching, so long as the Chief Executive Officer of the Company give prior approval to such participation, preparation and publication or teaching.

     3. Term. The term of this Agreement will begin on the date hereof and expire on the first anniversary hereof, unless within that period there shall occur a Change in Control Event (as defined), in which case the term of this Agreement shall expire on the first anniversary of the closing date of the Change in Control Event;
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subject, in any case, subject to earlier termination as provided for in Section
4 below. For purposes of this Section 3, "Change in Control" means any of the events described as Change in Control Events in Section 13.1 of the Healthcare Recoveries, Inc. 1997 Stock Option Plan for Eligible Participants, or the occurrence of the following: any individual, entity, group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules under that act), or other person acquires in a single transaction or a series of transactions more than 30% of the outstanding shares of the Company's common stock or common stock equivalents.

     4. Termination.

     (a) Termination by Company for Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate this Agreement and all of its obligations hereunder immediately if any of the following events occur:

          (i) Employee materially breaches any of the terms or conditions set forth in this Agreement and fails to cure such breach within 10 days after Employee's receipt from the Company of written notice of such breach, which notice shall describe in reasonable detail the Company's belief that Employee is in breach hereof (notwithstanding the foregoing, no cure period shall be applicable to breaches by Employee of Sections 6, 7 or 8 of this Agreement);

          (ii) Employee commits any other act in bad faith materially detrimental to the business or reputation of the Company;

          (iii) Employee intentionally engages in dishonest or illegal activities or commits or is convicted of any crime involving fraud, deceit or moral turpitude; or

          (iv) Employee dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform Employee's duties under this Agreement. Without limiting the generality of the foregoing, Employee's inability adequately to perform services under this Agreement for a period of 60 consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability adequately to perform services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such 60-day period shall be extended to a 120-day period.

     (b) Termination by Company Without Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate Employee's employment pursuant to this Agreement without cause upon at least 30 days' prior written notice to Employee. Subject to the provisions of Clause (ii) of Section 1 hereof, in the event Employee's employment with the Company is terminated by the Company without cause, the Company shall remain subject to its obligations hereunder as if Employee remained employed hereunder for the balance of the term hereof, as provided in Section 3.

     (c) No Duty to Mitigate. If the Company terminates Employee's employment under this Agreement for any reason other than those specified in Section 4(a), Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether seeking new employment or in any other manner), and the Company's obligations under Section 4(b) shall not be reduced because of any employment of Employee after termination of employment under this Agreement.

     (d) Moving and Relocation Expense. The Company will reimburse Employee for the costs incurred: (1) in moving all personal possessions to Louisville, Kentucky; (2) in the sale of his personal residence; and (3) by him and his wife in making up to 3 house-hunting trips to Louisville, Kentucky. Moreover, the Company will pay to Employee a "Gross-up Payment" (as defined) in respect of any income tax liability incurred by Employee in connection with the relocation reimbursements described above. "Gross-up Payment" means an additional payment made by the Company to Employee such that the amount received by Employee (i.e., all reimbursements under this Section 4(d), plus the Gross-up Payment) net of all federal, state and local income taxes, equals his actual costs under Clauses
(1), (2) and (3) above.
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     5. Compensation and Benefits.

     (a) Annual Salary. For all services rendered by Employee under this Agreement, the Company will pay Employee a base salary of One Hundred Fifty Thousand Dollars ($150,000.00) per annum in equal bi-weekly installments. Such annual salary will be subject to annual percentage increases for inflation equivalent to those increases given the normal course of business to employees of the Company, pursuant to the Company's present policy or, as the case may be, a future policy approved by the Board to apply substantially on a Company-wide basis.

     (b) Incentive Compensation. During Employee's employment with the Company, Employee shall be entitled to incentive compensation payments in accordance with
Schedule 1 to this Agreement. If Employee is terminated by the Company without cause, Employee shall be entitled to a pro rata share of incentive compensation payments.

     (c) Stock Option Awards. Subject to the terms and conditions of the Healthcare Recoveries, Inc. 1997 Stock Option Plan for Eligible Participants, as amended from time to time, (the "Plan") and the approval of the Committee, as defined in the Plan, Employee shall be entitled to purchase Fifty Thousand (50,000) shares of the Company's common stock under the Plan at an option price for each such share of stock which is fair market value on the date hereof.

     (d) Other Benefits. Employee will be entitled to such fringe benefits as may be provided from time-to-time by the Company to its employees, including, but not limited to, group health insurance, retirement and any other fringe benefits now or hereafter provided by the Company to its employees, if and when Employee meets the eligibility requirements for any such benefit. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for employees of the same position and status as Employee will be provided to Employee on an equal basis.

     (e) Business Expenses. Employee will be reimbursed for all reasonable expenses incurred in the discharge of Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.

     (f) Withholding. The Company will deduct and withhold from the payments made to Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

     6. Non-Disclosure of Confidential Information. Employee recognizes and acknowledges that the trade secrets and confidential information of the Company and its affiliates and all physical embodiments thereof (as they may exist from time-to-time, collectively, the "Proprietary Information"), are valuable, special and unique assets of the Business. Employee further acknowledges that access to such Proprietary Information relating to the business of the Company and its affiliates' businesses is essential to the performance of Employee's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Employee agrees that Employee will not, in whole or in part, disclose such Proprietary Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, nor will Employee make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company or its affiliates).

     For purposes of this Agreement, the term "trade secrets" means the whole or any portion of any scientific or technical or non-technical information, design, process, procedure, formula, computer software product, documentation or improvement relating to the Business which: (1) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. The term "confidential information" means any and all data and information relating to the Business which: (1) has value to the Company or its affiliates; (2) is not generally known by their competitors or the public; and
(3) is treated as confidential by the Company or its affiliates. The provisions of this Section 6 will apply during Employee's employment by the Company and thereafter for a 2-year period with respect to confidential information, and during Employee's employment by the Company and at any and all
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times thereafter with respect to trade secrets. These restrictions will not apply to any Proprietary Information which: (i) is in the public domain, provided that Employee was not responsible, directly or indirectly, for such Proprietary Information entering the public domain without the Company's consent; (ii) becomes known to Employee, during the term of this Agreement, from a third party not known to Employee to be under a confidential relationship with the Company or its affiliates; or (iii) is required by law or governmental tribunal to be disclosed; provided, however, that if Employee is legally compelled to disclose any Proprietary Information, Employee will provide the Company with prompt written notice of such legal compulsion so that the Company may seek a protective order or other available remedy.

     7(a) Non-Competition Covenant. During Employee's employment by the Company and for a period of 1 year following a termination of Employee's employment under Section 4(b), and 2 years following a termination of Employee's employment under Section 4(a), Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company or its affiliates in the Business within the Geographical Area (as hereinafter defined). The term "compete" means to engage, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation) in providing or marketing Business products or services. For purposes of this Agreement, the term "Geographical Area" means those areas in the United States and in foreign countries in which Employee or any member of his staff is or has engaged in providing or marketing Business products or services while Employee is employed by the Company under this Agreement.

     (b) Non-Interference. During Employee's employment by the Company and for a period of 2 years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, interfere with, disrupt, or attempt to disrupt the past, present or prospective relationships, contractual or otherwise, between the Company or its affiliates and any supplier, consultant, or client of the Company or its affiliates with whom Employee had material contact during Employee's employment by the Company under this Agreement. The term "prospective relationship" is defined as any relationship where the Company or its affiliates have actively sought an individual or entity as a prospective supplier, consultant, or client.

     (c) Non-Solicitation of Clients Covenant. Employee agrees that during Employee's employment by the Company under this Agreement and for a period of 1 year following a termination of Employee's employment under Section 4(b), and 2 years following a termination of Employee's employment under Section 4(a), Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to solicit for the purpose of providing Business services any individual or entity (i) who is a client of the Company or its affiliates at any time during the six (6)-month period prior to Employee's termination with the Company ("Client"), or was actively sought by the Company or its affiliates as a prospective client during such period, and (ii) with whom Employee had material contact while employed by the Company. Employee further agrees that during Employee's employment by the Company and for a period of 2 years following the termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, as an employee, independent contractor, agent or in any other capacity, be employed by any Client:

          (i) That received Business products or services from Employee, or with which Employee otherwise had material contact while employed by the Company; or

          (ii) That received Business products or services from any office or employee of the Company or its affiliates over which Employee had direct management responsibility;

in either case to provide, directly or indirectly, Business products or services.

     (d) Construction. The parties hereto agree that any judicial authority construing all or any portion of this Section 7 or Section 8 below will be empowered to sever any portion of the Geographical Area, client
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base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Sections 7 and 8 be enforced to the maximum extent permitted by law. In the event that any provision of either such Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Employee.

     8. Non-Solicitation of Employees Covenant. Employee further agrees and represents that during Employee's employment by the Company and for a period of 2 years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of, or on behalf of any other individual or entity, divert or solicit, or attempt to divert or solicit, to or for any individual or entity which is engaged in providing Business services, any person employed by the Company or its affiliates, whether or not such employee is a full-time employee or temporary employee of the Company or its affiliates, whether or not such employee is employed pursuant to written Agreement and whether or not such employee is employed for a determined period or at-will, except as agreed to by the Company.

     9. Existing Restrictive Covenants. Employee represents and warrants that Employee's employment with the Company does not and will not breach any agreement which Employee has with any individual or entity to keep in confidence confidential information or not to compete with any such individual or entity. Employee will not disclose to the Company or its affiliates or use on either of their behalf any confidential information of any other party required to be kept confidential by Employee.

     In order to assure compliance with this provision with respect to claims that may, from time to time, be made by Employee's former employer, the Company and Employee agree that he will not have responsibility for the sales and marketing activities supporting the Company's hospital bill auditing and related services during the term of the applicable provisions of the Employee Invention, Confidentiality, and Noncompetition Agreement dated August 31, 1998 between Concentra Preferred Payment Systems, Inc. and Employee (the "CPS Agreement").

     10. Return of Confidential Information. Employee acknowledges that as a result of Employee's employment with the Company, Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. Employee acknowledges, warrants and agrees that Employee will return to the Company all such items and any copies or excerpts thereof, and any other properties, client lists, client contracts, files or documents obtained as a result of Employee's employment with the Company, immediately upon the termination of Employee's employment with the Company.

     11. Proprietary Rights. During the course of Employee's employment with the Company under this Agreement, Employee may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing such algorithm, or any other discovery, idea, concept, document or improvement which substantially related to or is useful to the Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Employee acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. Employee also hereby assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Employee may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. Employee further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

     Employee will not be obligated to assign to the Company any Invention made by Employee while in the Company's employ which does not relate to any business or activity in which the Company or its affiliates is or may become engaged, except that Employee is so obligated if the same relates to or is based on Proprietary Information to which Employee will have had access during and by virtue of Employee's employment or which arises out of work assigned to Employee by the Company. Employee will not be obligated to assign any Invention which may be wholly conceived by Employee after termination of this Agreement, except that Employee is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. Employee is not obligated to assign any Invention which relates to or would be useful in any business or activities in which the Company or its affiliates is engaged if such Invention was conceived and reduced to practice by Employee prior to Employee's employment with the Company, provided that all such Inventions are listed at the time of employment on the attached Exhibit A.

     12. Remedies. Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7, 8, 9, 10 and 11 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

     13. Indemnity. The Company agrees to indemnify Employee for, and hold him harmless against, all losses, liabilities, damages and claims, including reasonable legal fees and expenses, arising from any actual or threatened litigation against Employee by his former employer in connection with this Agreement, provided that (a) Employee gives the Company prompt written notice of the institution of, and all material developments in, any such actual or threatened litigation and cooperates with the Company's reasonable requests; and
(b) without knowledge of the Company, Employee violates material provisions of the CPS Agreement.

     14. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

If to the Company:           If to the Employee:
Healthcare Recoveries, Inc.  Timothy E. Cahill
1400 Watterson Tower         40W047 Carl Sandberg Road
Louisville, Kentucky 40218   St. Charles, Illinois 60175


     15. Severability. Subject to the application of Section 7(d) to the interpretation of Sections 7 and 8, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained herein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

     16. Survival. Sections 6, 7, 8, 9, 10, 11, 12, 13 and this Section of this Agreement shall survive termination of this Agreement.

     17. Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements, oral or written, regarding such subject matter. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

     18. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferrees and permitted assigns.

     19. Assignment. This Agreement is one for personal services and is not assignable by Employee. The Company may assign this Agreement to any of its affiliates; provided that the Company shall remain liable for the obligations of its affiliates under this Agreement.

     20. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the Commonwealth of Kentucky. The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the Commonwealth of Kentucky, and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HEALTHCARE RECOVERIES, INC.                    TIMOTHY E. CAHILL

By:      /s/ PATRICK B. MCGINNIS                          /s/ TIMOTHY E. CAHILL
---------------------------------------------  ---------------------------------------------
             Patrick B. McGinnis
     Chairman & Chief Executive Officer